ARRANGEMENT AGREEMENT

WILDCAT SILVER CORPORATION

- and -

VENTANA GOLD CORP.

October 16, 2006

SCHEDULE A – Plan of Arrangement
SCHEDULE B – Wildcat Resolutions

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated as of the 16th day of October, 2006,

BETWEEN:

WILDCAT SILVER CORPORATION, a company incorporated under
the laws of British Columbia

(“Wildcat”)

AND:

VENTANA GOLD CORP., a company incorporated under the laws
of British Columbia

(“Ventana”).

WHEREAS:

A. Wildcat is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Ventana;

B. Ventana indirectly, through CVS Explorations Ltda. (“CVS”), owns an option to acquire a 100% interest in the La Bodega gold property in Colombia, South America, and beneficially owns, through CVS, the gold properties comprising the California-Vetas property, also in Colombia, South America (together, the “Colombian Interests”);

C. Wildcat owns, indirectly, an 80% interest in the Hardshell silver property located in Arizona;

D. The boards of directors of each of Ventana and Wildcat have determined that it would be in the best interests of both Ventana and Wildcat for the silver operations and the gold operations to be conducted separately and accordingly for Wildcat to spin off Ventana to the Wildcat shareholders in order to enable Wildcat to focus primarily on the exploration and development of silver properties and Ventana to focus primarily on the exploration and development of gold properties;

E. The parties have agreed to effect the spin off by way of a plan of arrangement (the “Arrangement”) and, in this regard, Wildcat intends to propose the Arrangement to its shareholders, under Sections 288 to 299 of the Business Corporations Act, on the terms and conditions set forth in the Plan of Arrangement attached as Schedule A to this Agreement; and

F. The parties have agreed to enter into this Agreement setting out the terms and conditions on which the Arrangement will be carried out.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“Agreement” means this Agreement (including Schedule A) as the same may be supplemented or amended from time to time;

(b)

“Applicable Securities Laws” means the applicable securities laws of the Provinces of British Columbia, Alberta and Ontario and the respective rules and regulations thereunder together with all applicable published policy statements, orders, notices and rulings of the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission in effect as of the date hereof;

(c)

“Arrangement” means the arrangement under Sections 288 to 299 of the Business Corporations Act on the terms and conditions set out in the Plan of Arrangement attached as Schedule A and any amendment or variation thereto;

(d)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended;

(e)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in the relevant place;

(f)	“CNQ” means the Canadian Trading and Quotation System Inc.;

(g)	“Court” means the Supreme Court of British Columbia;

(h)	“Dissenting Wildcat Shareholder” means a Wildcat Shareholder who duly exercises its Dissent Rights;

(i)	“Dissent Rights” means the rights of dissent in respect of the Arrangement under the Business Corporations Act, as described in Article 4 of the Plan of Arrangement;

(j)	“Effective Date” means the date on which the last of all necessary documents to effect the Plan of Arrangement have been filed with the Registrar;

(k)	“Exchange” means the Toronto Stock Exchange or the TSX Venture Exchange;

(l)

“Final Order” means the final order of the Court approving the Arrangement following the application therefor contemplated by Section 2.1, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed then, unless such appeal is withdrawn or denied, as affirmed;

(m)

“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the Wildcat Meeting following the application therefor contemplated by Section 2.1, as the same may be amended, supplemented or varied by the Court;

(n)

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral administrative or ministerial or departmental or regulatory judgments, orders, decisions, policies, guidelines, rulings or awards, including general principles of common law, legally binding on the Person referred to in the context in which the word is used;

(o)

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a natural person in his capacity as trustee, executor, administrator, or other legal representative and the Crown or any agency or instrumentality thereof;

(p)	“Plan of Arrangement” means the plan of arrangement set out in Schedule A, as amended or supplemented from time to time in accordance with any order of the Court;

(q)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;

(r)

“Share Distribution Record Date” means the date established by Wildcat for the purpose of determining the Wildcat Shareholders entitled to receive Wildcat Class A Common Shares and Ventana Shares under the Arrangement and the Wildcat Warrantholders eligible to participate in the Arrangement;

(s)	“Termination Date” means March 31, 2007 or such later dated as may be agreed to in writing by Wildcat and Ventana;

(t)	“Ventana Shares” means the common shares in the capital of Ventana as constituted on the date of this Agreement;

(u)	“Warrantholders’ Meeting” means the special meeting of Wildcat Warrantholders and any adjournment thereof to be held to consider and, if deemed advisable, approve the Wildcat Resolutions;

(v)

“Wildcat Circular” means the notice of the Wildcat Meeting, the notice of the Warrantholders’ Meeting, and the accompanying management information circular, including all schedules thereto, to be sent to the Wildcat Shareholders and the Wildcat Warrantholders and others in connection with the Wildcat Meeting and the Warrantholders’ Meeting, together with any amendments or supplements thereto;

(w)

“Wildcat Class A Common Shares” means the Class A common shares in the capital of Wildcat to be created pursuant to the Plan of Arrangement, and which will be issued to the Wildcat shareholders in exchange for Wildcat Shares;

(x)	“Wildcat Meeting” means the annual and special general meeting of Wildcat Shareholders and any adjournment thereof to be held to consider and, if deemed advisable, approve the Wildcat Resolutions;

(y)

“Wildcat Resolutions” means the special resolutions of the holders of Wildcat Shares and the holders of Wildcat Warrants approving the Plan of Arrangement as required by the Interim Order, attached hereto as Schedule B;

(z)	“Wildcat Shareholders” means the registered holders of Wildcat Shares as of the Share Distribution Record Date;

(aa)	“Wildcat Shares” means the common shares in the capital of Wildcat as constituted prior to the Effective Date, and after the Effective Date, it means Wildcat Class A Common Shares;

(bb)	“Wildcat Warrants” means the issued and outstanding warrants to purchase Wildcat Shares at varying exercise prices and with varying expiry dates; and

(cc)	“Wildcat Warrantholders” means the registered holders of Wildcat Warrants as of the Share Distribution Record Date.

1.2	Currency

Except where otherwise specified, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “the Agreement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms and corporations and vice versa.

1.5	Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Currency

Currency amounts are expressed in Canadian dollars.

ARTICLE 2
THE ARRANGEMENT

2.1	The Arrangement

(a)	Ventana and Wildcat agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)

Wildcat will, as soon as reasonably practicable, but in any event not later than October 17, 2006 or such other date as is agreed to by the parties, apply to the Court pursuant to Section 291 of the Business Corporations Act for an Interim Order providing for, among other things, the calling and holding of the Wildcat Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement.

(c)	Wildcat will convene and use commercially reasonable efforts to hold the Wildcat Meeting and the Warrantholders’ Meeting in accordance with the Interim Order.

(d)	If the Arrangement is approved at the Wildcat Meeting in accordance with the Interim Order, Wildcat will, as soon as reasonably practicable thereafter, apply to the Court for the Final Order.

(e)

If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions set forth in Article 5 (as confirmed by each party to the other in writing), Wildcat will, in consultation with Ventana and as soon as reasonably practicable thereafter, file with the Registrar any documentation required to be filed pursuant to section 292 of the Business Corporations Act.

(f)	The Arrangement shall become effective on the Effective Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Mutual Representations and Warranties

Each party represents and warrants to the other party as follows and acknowledges that the other party is relying upon such representations and warranties in connection with entering into this Agreement:

(a)

it is duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation and has the corporate power and capacity to own, lease and operate its properties and assets and to carry on its business as is now being carried on by it;

(b)

it has the corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein and, in the case of Wildcat, in the Plan of Arrangement and this Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies;

(c)

the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Plan of Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both): (i) contravene, breach or result in any default under any Laws applicable to it, or any of its properties or assets (subject to compliance with any Laws contemplated by this Agreement); (ii) contravene, breach or result in any default under its constating documents or by-laws; (iii) contravene, breach or result in any default under or termination of, or accelerate or permit the acceleration of the performance required by, any material agreement, covenant, undertaking, commitment, instrument, licence or permit to which it is a party or by which it is bound or to which the property or assets of it is subject; or (iv) result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by it or in the creation of any lien, charge, security interest or encumbrance upon any of its properties or assets; and

(d)

it is conducting its businesses in compliance, in all material respects, with all Laws of each jurisdiction in which its business is carried on and has obtained all licenses, approvals, permits and concessions necessary to carry on business as now being carried on by it.

3.2	Survival of Representations and Warranties

The representations and warranties of each party hereto shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the Effective Date.

ARTICLE 4
COVENANTS

4.1	Mutual Covenants

Each party will do and perform all such acts and things and execute and deliver all such agreements, assurances, notices and other documents and instruments, as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement.

4.2	Shareholders’ Meeting and Warrantholders’ Meeting

As soon as practicable but in any event not later than October 19, 2006, or such later date as may be agreed between Wildcat and Ventana, Wildcat will prepare the Wildcat Circular, and subject to the issuance of the Interim Order will convene the Wildcat Meeting and the Warrantholders’ Meeting and mail the Wildcat Circular to its shareholders and warrantholders and other parties in accordance with the Interim Order. The Wildcat Meeting and the Warrantholders’ Meeting will be held on or before November 15, 2006, or such later date as may be agreed between Wildcat and Ventana. Wildcat will file the Wildcat Circular with the appropriate regulatory authorities in all jurisdictions where the same is required, in accordance with applicable Laws and the Interim Order. Wildcat will keep Ventana informed of any requests or comments made by regulatory authorities in connection with the Wildcat Circular.

4.3	Final Order

If the Wildcat Shareholders approve the Arrangement, Wildcat will thereafter expeditiously (subject to the exercise of any discretionary authority of its directors and to the satisfaction or waiver of all other conditions under this Agreement and the Plan of Arrangement) apply to Court for the Final Order and, subject to compliance with any other condition in Article 5, file any documentation required to be filed pursuant to section 292 of the Business Corporations Act.

4.4	Confidentiality

All information provided by each of Wildcat and Ventana, in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party, including all information to be included in the Wildcat Circular (the “Confidential Information”), will be kept confidential by each party hereto, notwithstanding the termination of this Agreement, other than information that:

(a)	has become generally available to the public;

(b)	was available to a party hereto or its representatives on a non-confidential basis before the date of this Agreement; or

(c)

has become available to a party hereto or its representatives on a non-confidential basis from a person who is not, to the knowledge of such party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives.

No Confidential Information may be released to third parties other than legal counsel and other advisors to the parties hereto without the consent of the provider thereof, except that the parties hereto agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

4.5	Fiduciary Duties

Nothing contained in this Agreement will prohibit, enjoin or otherwise restrict the board of directors of Wildcat or any director of Wildcat, in the fulfilment of their fiduciary duties, from failing to give, qualifying or otherwise amending any recommendation to be or previously given to Wildcat Shareholders, as applicable, in connection with the Arrangement or the Plan of Arrangement.

4.6	Board Recommendation

Wildcat confirms that its board of directors has unanimously approved this Agreement, the Arrangement and the Plan of Arrangement, has determined that the Arrangement is fair to the Wildcat Shareholders, the Wildcat Warrantholders and has resolved to unanimously recommend approval of the Arrangement by the Wildcat Shareholders and the Wildcat Warrantholders. The Wildcat Circular will set forth (among other things) the recommendation of the board of directors of Wildcat as described above.

4.7	Ventana Assumption of Liabilities

Ventana acknowledges and agrees that, upon completion of the Plan of Arrangement, it will assume all of the obligations and liabilities of Wildcat related to the subsidiaries of Ventana and the Colombian Interests, and hereby indemnifies and holds harmless Wildcat for all claims, actions, liabilities and costs arising or to which Wildcat may become subject after the Effective Date and relating to Ventana, Ventana’s wholly-owned subsidiaries and the Colombian Interests.

ARTICLE 5
CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the Arrangement are subject to the satisfaction of, or mutual waiver by the parties on or before the Effective Date of each of the following conditions, which are for the mutual benefit of Ventana and Wildcat and which may be waived, in whole or in part, by Ventana or Wildcat, as applicable, at any time:

(a)	the Interim Order shall have been obtained in form and substance satisfactory to each of the parties, acting reasonably;

(b)	the Plan of Arrangement, without amendment or with amendments acceptable to Ventana and Wildcat, acting reasonably, shall have been approved at the Wildcat Meeting as required by the Interim Order;

(c)	the Wildcat Resolutions, without amendment or with amendments acceptable to Ventana and Wildcat, acting reasonably, shall have been approved at the Wildcat Meeting, as applicable;

(d)	the Final Order shall have been obtained in form and substance satisfactory to each of the parties, acting reasonably;

(e)

all approvals and consents, regulatory or otherwise, which are required in connection with the consummation of the transactions contemplated in this Agreement and in the Plan of Arrangement shall have been obtained;

(f)

the time period for the exercise of any right to dissent conferred upon the Wildcat Shareholders in respect of the Arrangement shall have expired and the Wildcat Shareholders shall not have exercised (and not abandoned) such right of dissent with respect to greater than 5% of the number of outstanding Wildcat Shares;

(g)

no preliminary or permanent injunction, restraining order, cease trading order or order or decree of any domestic or foreign court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Arrangement or the transactions contemplated herein or in the Plan of Arrangement shall have been issued and remain in effect and no such action, proceeding or order shall, to the best of the knowledge of Ventana or Wildcat, be pending or threatened and, without limiting the generality of the foregoing, no Person shall have filed any notice of appeal of the Final Order, and no Person shall have communicated to Ventana or Wildcat (orally or in writing) any intention to appeal the Final Order which, in the reasonable opinion of Ventana or Wildcat (on the advice of legal counsel), would make it inadvisable to proceed with the implementation of the Arrangement;

(h)	there shall not exist any prohibition at law against the completion of the Arrangement;

(i)	the Wildcat Shares shall have been approved for listing on the Exchange, and the Ventana Shares shall have been approved for listing on the CNQ or the Exchange; and

(j)	this Agreement shall not have been terminated pursuant to Article 6.

ARTICLE 6
TERMINATION OF AGREEMENT

6.1	Termination by Ventana or Wildcat

     Subject to Section 6.2, this Agreement may at any time before or after the holding of the Wildcat Meeting, and before or after the granting of the Final Order, but in each case prior to the Effective Date, be terminated by direction of the board of directors of Wildcat without further action on the part of Wildcat Shareholders, or by the board of directors of Ventana, and nothing expressed or implied herein or in the Plan of Arrangement will be construed as fettering the absolute discretion of the board of directors of Wildcat or Ventana to terminate this Agreement and discontinue efforts to effect the Arrangement for whatever reasons it may consider appropriate.

6.2	Cessation of Right

     The right of Wildcat or Ventana or any other party to amend or terminate the Plan of Arrangement pursuant to Section 6.1 will be extinguished on the Effective Date.

6.3	Termination Date

     If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall terminate.

ARTICLE 7
GENERAL

7.1	Notices

All notices and other communications hereunder shall be in writing and shall be delivered by hand to the parties at the following addresses or sent by telecopy at the following numbers or at such other addresses or telecopier numbers as shall be specified by the parties by like notice:

(a)	if to Wildcat:

Wildcat Silver Corporation
#400 – 837 West Hastings Street
Vancouver, British Columbia
V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

(b)	and if to Ventana:

Ventana Gold Corp.
#400 – 837 West Hastings Street
Vancouver, British Columbia
V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

in each case, with a copy to:

McCullough O’Connor Irwin LLP
1100 – 888 Dunsmuir Street
Vancouver, British Columbia
V6C 3K4

Attention: Jonathan McCullough
Facsimile No.: 604-687-7099

The date of receipt of any such notice shall be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after business hours, in which case the date of receipt shall be deemed to be the next Business Day in the place of receipt).

7.2	Fees and Expenses

Each party will be responsible for and bear all of its own fees, costs and expenses incurred at any time in connection with entering into this Agreement and consummating the transactions contemplated herein and in the Plan of Arrangement.

7.3	Successors and Assigns

This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other party.

7.4	Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

7.5	Governing Law

This Agreement is governed by and construed in accordance with the laws of British Columbia.

7.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof.

There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

7.7	Further Assurances

Each party shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement, the transactions contemplated herein and in the Plan of Arrangement.

7.8	Amendment or Waiver

Subject to any requirements imposed by law or by the Court, this Agreement may be supplemented or amended, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written document executed by both parties; provided, however, that the terms of this Agreement may not be supplemented or amended, or any of the provisions waived, in a manner materially prejudicial to the holders of Wildcat Shares without their approval at the Wildcat Meeting, as applicable, or, following the Wildcat Meeting, without their approval given in the same manner as required by law for the approval of the Arrangement or the Transaction, as applicable and, as may be required by the Court. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or breach of any other term, representation or warranty in this Agreement. Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

7.9	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

WILDCAT SILVER CORPORATION	VENTANA GOLD CORP.

By: /s/ Donald Clark	By: /s/ Donald Clark
Authorized Signatory	Authorized Signatory

SCHEDULE A

To the Arrangement Agreement dated as of October 16, 2006
between Wildcat Silver Corporation and
Ventana Gold Corp.

PLAN OF ARRANGEMENT UNDER
SECTIONS 288 TO 299 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

(a)

“Arrangement” means an arrangement under Sections 288 to 299 of the Business Corporations Act on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Arrangement Agreement;

(b)

“Arrangement Agreement” means the arrangement agreement dated as of October 16, 2006 between Ventana and Wildcat to which this Plan of Arrangement is attached as Schedule A, as the same may be amended from time to time;

(c)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended;

(d)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in the relevant place;

(e)	“CNQ” means the Canadian Trading and Quotation System Inc.;

(f)	“Court” means the Supreme Court of British Columbia;

(g)	“Dissenting Wildcat Shareholder” means a Wildcat Shareholder who duly exercises its Dissent Rights;

(h)	“Dissent Rights” means the rights of dissent in respect of the Arrangement under the Business Corporations Act, as described in Article 4;

(i)	“Effective Date” means the date on which the last of all necessary documents to effect the Plan of Arrangement have been filed with the Registrar;

(j)	“Exchange” means the Toronto Stock Exchange or the TSX Venture Exchange;

(k)

“Final Order” means the final order of the Court made in connection with the approval of the Arrangement and the fairness of the terms and conditions thereof following the application therefor contemplated by Section 2.1 of the Arrangement Agreement;

(l)

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Wildcat Meeting and the Warrantholders’ Meeting following the application therefor contemplated by Section 2.1 of the Arrangement Agreement, as the same may be amended, supplemented or varied by the Court;

(m)	“Notice of Dissent” means a notice given in respect of the Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(n)

“Plan of Arrangement” means this plan of arrangement, proposed under Sections 288 to 299 of the Business Corporations Act, as amended and supplemented from time to time in accordance herewith and any order of the Court;

(o)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;

(p)

“Share Distribution Record Date” means the date established by Wildcat for the purpose of determining the Wildcat Shareholders entitled to receive Wildcat Class A Common Shares and Ventana Shares under the Arrangement and the Wildcat Warrantholders eligible to participate in the Arrangement;

(q)	“Transfer Agent” means Computershare Investor Services Inc., Wildcat’s registrar and transfer agent;

(r)	“Ventana” means Ventana Gold Corp., a company incorporated under the laws of British Columbia;

(s)	“Ventana Shares” means the common shares without par value in the capital of Ventana as constituted on the date of the Arrangement Agreement;

(t)	“Wildcat” means Wildcat Silver Corporation, a company incorporated under the laws of British Columbia;

(u)

“Wildcat Circular” means the notice of the Wildcat Meeting, the notice of Warrantholders’ Meeting and the accompanying management information circular, including all schedules thereto, to be sent to the Wildcat Shareholders, the Wildcat Warrantholders and others in connection with the Wildcat Meeting and the Warrantholders’ Meeting, together with any amendments or supplements thereto;

(v)	“Wildcat Class A Special Warrants” means 3,000,000 Class A special warrants of Wildcat issued to Messrs. Jon Lehmann and Allen Ambrose;

(w)

“Wildcat Class A Common Shares” means the Class A common shares in the capital of Wildcat to be created pursuant to the Plan of Arrangement, and which will be issued to the Wildcat shareholders in exchange for Wildcat Shares;

(x)

“Wildcat Meeting” means the annual and special general meeting of Wildcat Shareholders and any adjournment thereof to be held to consider and, if deemed advisable, approve the Arrangement and related matters;

(y)	“Wildcat Shareholders” means the registered holders of Wildcat Shares as of the Share Distribution Record Date;

(z)	“Wildcat Shares” means the common shares in the capital of Wildcat as constituted prior to the Effective Date, and after the Effective Date, it means Wildcat Class A Common Shares;

(aa)	“Wildcat Warrants” means the issued and outstanding warrants to purchase Wildcat Shares at varying prices and with varying expiry dates; and

(bb)	“Wildcat Warrantholders” means the registered holders of Wildcat Warrants as of the Share Distribution Record Date.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to sections are to sections of this Plan of Arrangement.

1.3	Number, etc.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms and corporations and vice versa.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.5	Meaning

     Words and phrases not otherwise defined herein and defined in the Business Corporations Act will have the same meaning herein as in the Business Corporations Act, unless the context otherwise requires.

1.6	Currency

Currency amounts are expressed in Canadian dollars.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of the Arrangement Agreement.

ARTICLE 3
THE ARRANGEMENT

3.1	The Arrangement

On the Effective Date, subject to the provisions of Article 4, the following shall occur and shall be deemed to occur without any further authorization, act or formality:

(a)

Wildcat will contribute to the share capital of Ventana through conversion to equity of a minimum of $3,100,000 of debt representing advances from Wildcat to Ventana, plus a percentage of the net proceeds of any equity financing completed by Wildcat between the date of the Arrangement Agreement and the Effective Date equal to (i) 10% if the net proceeds are less than or equal to $10,000,000; (ii) 20% if the net proceeds are greater than $10,000,000 but less than or equal to $13,000,000; or (iii) 30% if the net proceeds exceed $13,000,000, in consideration for the issuance by Ventana to Wildcat of that number of Ventana Shares so that Wildcat owns a number of Ventana Shares equal to the number of issued and outstanding Wildcat Shares on the Share Distribution Record Date;

(b)	Wildcat’s authorized share structure, its Notice of Articles and Articles will be altered by:

	(i)	creating an unlimited number of Class A common shares (the “Wildcat Class A Common Shares”); and

	(ii)	creating and attaching to the Wildcat Shares and the Wildcat Class A Common Shares the special rights and restrictions which will be contained in Part 28 of the Articles;

(c)

each of the issued Wildcat Shares (except Wildcat Shares held by Dissenting Wildcat Shareholders) will be and be deemed to be exchanged for one Wildcat Class A Common Share and one Ventana Share, and the Wildcat Shares will be cancelled and will form part of the authorized but unissued share capital of Wildcat and no Wildcat Shares will remain outstanding;

(d)	Wildcat’s authorized share structure, its Notice of Articles and Articles will be altered by:

	(i)	reducing the authorized capital by eliminating the authorized and unissued Wildcat Shares;

	(ii)	deleting the special rights and restrictions attached to the Wildcat Shares and Wildcat Class A Common Shares and by deleting Part 28 of the Articles of Wildcat in its entirety; and

	(iii)	altering the identifying name of all of the Wildcat Class A Common Shares to be common shares; and

(e)	each Wildcat Class A Special Warrant will be and will be deemed to be exchanged for a Ventana Share, and the holder will receive one Ventana Share for each Wildcat Class A Special Warrant held.

In addition to the foregoing, on the Effective Date, subject to the approval of the Arrangement by the Wildcat Warrantholders having been obtained at the Warrantholders’ Meeting, the following shall occur and shall be deemed to occur without any further authorization, act or formality:

(f)

each Wildcat Warrant, to the extent it has not been exercised as of the Share Distribution Record Date, will be and will be deemed to be amended, such that on exercise of such Wildcat Warrant, the holder thereof will be entitled to receive one Wildcat Class A Common Share and one Ventana Share, for the original exercise price of such Wildcat Warrant.

3.2	Share Certificates

The new Wildcat Class A Common Shares to be issued pursuant to section 3.1(c) will be evidenced by the existing share certificates representing the Wildcat Shares, and no share certificates representing such Wildcat Class A Common Shares will be issued to the Wildcat Shareholders.

ARTICLE 4
RIGHTS OF DISSENT

4.1	Grant of Rights of Dissent

Wildcat Shareholders registered as such on the record date of the Wildcat Meeting may exercise rights of dissent pursuant to and in the manner set forth subsection 238(d) of the Business Corporations Act, provided that the Notice of Dissent duly executed by such Wildcat Shareholder is received by Wildcat’s registered and records office 48 hours in advance of the time of the Wildcat Meeting. Dissenting Wildcat Shareholders who are ultimately entitled to be paid fair value for their Wildcat Shares shall be deemed to have transferred their Wildcat Shares to Wildcat for cancellation immediately prior to the Effective Date and in no case shall Wildcat be required to recognize such Persons as holding Wildcat Shares at and after the Effective Date, and the names of such Wildcat Shareholders shall be removed from Wildcat’s register of shareholders as of the Effective Date.

4.2	Failure to Properly Exercise Dissent Rights

Wildcat Shareholders who do not duly exercise their Dissent Rights are not entitled to be paid fair value for their Wildcat Shares, shall be deemed to have participated in the Arrangement on the same basis as a Wildcat Shareholder who is not a Dissenting Wildcat Shareholder, and shall be entitled to receive Wildcat Class A Common Shares and Ventana Shares as provided in Section 3.1 of this Plan of Arrangement.

ARTICLE 5
DISTRIBUTION OF SHARES

5.1	Distribution of Ventana Share Certificates

     As soon as practicable following the Effective Date, Wildcat and Ventana will cause to be delivered to the Transfer Agent, to be delivered to the Wildcat Shareholders as of the Share Distribution Record Date in accordance with the terms hereof, share certificates representing the aggregate Ventana Shares to which such Wildcat Shareholders are entitled following the Arrangement.

5.2	Illegality of Delivery of Wildcat Class A Common Shares and Ventana Shares

Notwithstanding the foregoing, if it appears to Wildcat that it would be contrary to applicable law to issue or transfer Wildcat Class A Common Shares or Ventana Shares pursuant to the Arrangement to a person that is not a resident of Canada, the Wildcat Class A Common Shares and Ventana Shares that otherwise would be issued or transferred, as the case may be, to that person will be issued or transferred, as the case may be, and delivered to the Transfer Agent for sale of the Wildcat Class A Common Shares and Ventana Shares by the Transfer Agent on behalf of that person. The Wildcat Class A Common Shares and Ventana Shares delivered to the Transfer Agent will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Transfer Agent determines in its sole discretion. The Transfer Agent shall not be obligated to seek or obtain a minimum price for any of the Wildcat Class A Common Shares and Ventana Shares sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of the Wildcat Class A Common Shares and Ventana Shares sold by the Transfer Agent (less commissions, other reasonable expenses incurred in connection with the sale of the Wildcat Class A Common Shares and Ventana Shares and any amount withheld in respect of Canadian or other taxes) in lieu of the Wildcat Class A Common Shares and Ventana Shares. None of Wildcat, Ventana or the Transfer Agent will be liable for any loss arising out of any such sales.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1	Amendment of the Plan of Arrangement

Ventana and Wildcat may jointly amend or supplement this Plan of Arrangement at any time and from time to time provided that such amendment or supplement must be contained in a written document which is filed with the Court and, if made following the Wildcat Meeting, approved by the Court and communicated to the Wildcat Shareholders in the manner, if any, required by the Court. Any amendment or supplement to this Plan of Arrangement may be proposed by Ventana and Wildcat, jointly, at any time prior to the Wildcat Meeting with or without any prior notice or communication and, if so proposed and accepted by the persons voting at the Wildcat Meeting, shall become part of this Plan of Arrangement for all purposes.

6.2	Arrangement Effectiveness

     The Arrangement will become final and conclusively binding on the Wildcat Shareholders and Wildcat on the Effective Date.

6.3	Supplementary Actions

     Notwithstanding that the transactions and events set out in Section 3.1 will occur and will be deemed to occur in the chronological order therein set out without any act or formality, Wildcat and Ventana will each make, do, execute and deliver, or cause and procure to be made, done, executed and delivered all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to give effect to this Plan of Arrangement, including, without limitation, any resolution of directors authorizing the issue or transfer of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor, any necessary additions to or deletions from share registers.

SCHEDULE B

To the Arrangement Agreement dated as of October 16, 2006
between Wildcat Silver Corporation and
Ventana Gold Corp.

Wildcat Resolutions

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement agreement (the “Arrangement Agreement”) dated as of October 16, 2006 between Ventana Gold Corp. (“Ventana”) and Wildcat Silver Corporation (“Wildcat”) with such amendments or variations thereto made in accordance with the terms of the Arrangement Agreement, is hereby ratified, authorized and approved.

2.

The arrangement (“Arrangement”) under sections 288 to 299 of the Business Corporations Act (British Columbia), substantially as set forth in the Plan of Arrangement attached as Schedule A to the Arrangement Agreement, and all transactions contemplated thereby, be and are hereby ratified, authorized and approved.

3.

The alterations made to Wildcat’s articles shall not take effect until Wildcat’s notice of articles has been altered to reflect the alterations made to the articles of Wildcat. Subject to the deposit at Wildcat’s records office of this resolution, the solicitors of Wildcat are authorized and directed to electronically file the Notice of Alteration with the Registrar of Companies.

4.

Notwithstanding that this resolution has been duly passed and/or has received the approval of the Supreme Court of British Columbia, the board of directors of Wildcat may, without further notice to or approval of the holders of Wildcat securities or other interested or affected parties, subject to the terms of the Arrangement, amend or terminate the Arrangement Agreement or the Plan of Arrangement or revoke this resolution at any time prior to the Effective Date of the Arrangement.

5.

Any director or officer of Wildcat is hereby authorized, for and on behalf of Wildcat, to execute, with or without the corporate seal, and, if appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument and the taking of any such action.